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Exhibit 10.02
                    PUBLIC SERVICE COMPANY OF NEW MEXICO
                               ALVARADO SQUARE
                           ALBUQUERQUE, NM 87158

     THIS CONTRACT is entered into as of the 1st day of April 1999, between Industrial Ecosystems, Inc. (hereafter "Contractor"), and PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation with principal offices located at Alvarado Square, Albuquerque, New Mexico 87158 (hereafter, Contractor and PNM are often collectively referred to as "Parties" and singularly as "Party."

     This Contract is a nonexclusive contract for pit remediation in the San Juan Basin of northern new Mexico (hereafter "Work") at a Contract price as set forth in each ITA.

     PNM and contractor mutually agree to perform this Contract in strict accordance with the Schedule (Attachment A), and Public Service Company of New Mexico General Provisions for Construction Contracts dated March 1988.

     The Contract documents consist of this Contract and all Attachments and Exhibits thereto and all subsequent changes. The Contract documents are complementary and what is called for by one is as binding as if called for by all. If Contractor finds a conflict, error, or discrepancy in the Contract documents, Contractor will call it to PNM's attention in writing before proceeding with the Work affected thereby. In resolving such conflicts, errors, or discrepancies, the documents shall be given precedence in the following order: (a) Changes, (b) Schedule, (c) Scope of Work, (d) General Provisions, (e) any other provisions in this Contract, and (f) the Contractor's proposal if incorporated in this Contract by reference.

     This Contract constitutes and expresses the entire agreement between the Parties with respect to the subject matter; all prior agreements, representations, statements, negotiations and undertakings are superseded hereby. This Contract may not be modified nor amended except by written instrument executed on behalf of each Party by an officer or other duly authorized representative.

     IN WITNESS WHEREOF, the Parties have caused this Contract to be executed in several counterparts on the day and year first above written.

                                      PUBLIC SERVICE COMPANY OF NEW MEXICO

                                      By: /s/Alan B. Cuneo, Contracting

                                      Industrial Ecosystems, Inc.

                                      By: /S/[SIC]
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                               ATTACHMENT A
                                SCHEDULE

                                ARTICLE 1
                              SCOPE OF WORK

     1.1 Work performed under this Contract shall be authorized in writing by an Individual Task Authorization (ITA) and signed by one of the following PNM authorized representatives (hereafter "Authorizing Representative"): Roy Burham, Gary Cook, Ron Dedrick, Maureen Gannon, Ray Haston or Mark Sikelianos The ITA may be based on individual proposals submitted by the Contractor to PNM. An ITA signed by other than PNM's Authorizing Representative shall bot be binding upon PNM and shall not be acted upon by Contractor. Each ITA shall act forth (i) the Work to be performed, (ii) the period of performance, (iii) the maximum number of hours subject to profit or the fixed price, if applicable, (iv) the ceiling price, (v) appropriate labor rate schedules, and
(vi) other data as necessary. Contractor shall, upon acceptance of the ITA, provide all necessary supervision, labor, supplies, materials, and facilities including all vehicles and transportation, except as may be provided by PNM, for the performance of the Work authorized herein. Verbal authorizations maybe given by an Authorizing Representative of PNM in emergency situations, but shall be confirmed in writing by PNM within five (5) days of the verbal authorization to Contractor.

                                ARTICLE 2
                        PERIOD OF PERFORMANCE

     2.1 This Agreement shall remain in ful force and effect from the effective date hereof until terminated by PNM as provided herein.

                                ARTICLE 3
                      REPRESENTATIVES AND NOTICES

     3.1 Contractor shall place a Project Manager in charge of the Work. The Project Manager and all other supervisory personnel assigned to the Work shall be permanent employees of Contractor. The Project Manager shall maintain close contact with PNM's Project Manager and Field Manager. All instructions, requests for changes, and other communications to Contractor shall be directed in writing to the Project Manager. All communications from Contractor shall be directed to the Field Manager and/or the Project Manager. Contractor shall receive all requests for changes and other communications from the Field Manager and/or the Project Manager. Contractor shall receive all requests for changes and other communications from the Field Manager and/or Project Manager made on behalf of PNM.

     3.2 PNM shall designate in the ITA the Field Coordinator, who shall have authority to review Contractor's performance of Work hereunder, and approve alterations in plans or specifications, and who shall cooperate with Contractor to the end that the greatest economy and speed consistent with good workmanship may be attained, and to who all communications from Contractor shall be directed and from whom Contractor shall receive all request for changes and other communications made on behalf of PNM. PNM may appoint another Field Coordinator at any time by written notice to Contractor.

     3.3 Any formal notice, demand, or request provided for in this Contract shall be deemed properly made if personally delivered, or sent by registered or certified mail, postage prepaid, to the person specified below:



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                 To Contractor:     Industrial Ecosystems, Inc.
                                    2040 West Broadway
                                    Bloomfield, NM 87413
                     Attention:     Mr. Kelly Johnson

                 To PNM:            Public Service Company of New Mexico
                                    Alvarado Square MS 0408
                                    Albuquerque, NM 87158
                     Attention:     Mr. Maureen Cannon

     3.4 Nothing contained in this article shall preclude the transmission of routine correspondence, messages, and information between the respective Parties hereto, either at the Work site or at their respective home offices, by an official of either Party or their representatives.

                                ARTICLE 4
                         INVOICING AND PAYMENT

     4.1 Contractor shall submit final invoices to PNM in accordance with this Article 4. Each final invoice shall reference this Contract number, and the ITA number, shall contain such documentation as PNM may require, and shall be mailed to Ms. Kathy Jukes, PNM, 603 W. Elm St., Farmington, NM 87401. Payment of each invoice is due within thirty (30) days of its receipt by PNM; provided, however, if PNM objects to all or any portion thereof, it shall so notify Contractor of same within ten (10) days after receipt, and shall pay that portion of the invoice not in dispute, and the Parties shall immediately make every effort to settle the disputed portion in accordance with the clause of this Contract entitled "Disputes."

     4.2 Contractor shall submit invoices to PNM per pit location and per landfarm location after final acceptance of the Work for each pit which shall reference this Contract, the applicable ITA number and the pit location name. A draft invoice shall be prepared and submitted to the PNM Field Coordinator authorizing the subject Work. Upon approval of the draft invoice, a final invoice shall be prepared and submitted to PNM. All appropriate back-up documentation, including but not be limited to time sheets, subcontractor invoices, and procurement invoices, shall be included with both the draft invoice and final invoice. Contractor invoices shall be modeled after the sample invoice provided as attachment B. Notwithstanding approval of a draft or final invoice by the PNM Field Coordinator, PNM shall have the right thereafter to object to all or any portion of the invoice in accordance with
Section 4.1 herein and/or Clause 22 of General Provisions for Construction Contracts, March 1998 attached.

     4.3 On a monthly basis, Contractor shall provide to PNM Project Manager and Field Manager an accounting on all pits remediated and closed to date with a detail of all Contractor charges per pit and per landfarm. This spread sheet may be submitted electronically.

                               ARTICLE 5
                               INSURANCE

     5.1 Required Insurance coverage. Without limiting any liabilities or any other obligations of contractor, contractor shall, at its sole cost and expense, unless otherwise approved in writing, provide and maintain the following minimum coverages, with forms and insurers acceptable to PNM, until all the obligations under this Contract are satisfied:



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     (a)  Workers Compensation Insurance to cover obligations imposed by
Federal and State statutes having jurisdiction of its employees engaged in the performance of its services and Employer's Liability Insurance with a minimum of $100,000.00.

     (b) Comprehensive General Liability Insurance, or the equivalent, with a minimum combined single limit of $1,000,000.00.

     (c) Comprehensive Automobile Liability Insurance, or the equivalent, with a combined single limit for bodily injury and property damage of not less than $1,000,000.00 each occurrence with respect to Contractor's vehicles whether owned, hired, or non-owned, or assigned to or used in the performance of the Services.

     5.2 Additional Insured. The policies required by Section 6.1 herein shall be endorsed to include PNM as additional insured.

     5.3 Certificate of Insurance. Prior to commencing the Work, Contractor shall furnish PNM with Certificates of Insurance as evidence that policies providing the required coverage, conditions, and limits are in full force and effect. Such certificates of Insurance shall provide that not less than thirty (30) days advance notice of cancellation, termination, or alteration shall be sent directly to PNM addressed as follows:

                           PUBLIC SERVICE COMPANY OF NEW MEXICO
                           Alvarado Square
                           Albuquerque, NM 87158
                           ATTN: Mr. Alan B. Cuneo

         Contractor shall require that each subcontractor comply with insurance requirements as set forth herein.

                                  ARTICLE 6
                         Y2000 COMPLIANCE LANGUAGE

     6.1 Contractor warrants and represents that there will be no interruption in Contractor's performance of Work under this Contract as a result of a change from the year 1999 to the year 2000 or the occurrence of any other date. Notwithstanding anything to the contrary herein, this warranty and representation is not subject to any limitation, exception or exclusion contained in this Contract, shall survive the termination of this Contract and shall not be subject to merger.

                                  ARTICLE 7
                             CRITICAL PERSONNEL

     7.1 PNM has the right to request changes or replacement of on site Contractor personnel where performance is an issue. The Contractor may not change or replace on site personnel without notification to and subsequent approval from the on site PNM Field Manager.

                              SCOPE OF WORK
        SOIL REMEDIATION OF PNM DEHYDRATOR, SEPARATOR OR DRIP PITS

I.  Objective

     With the sale of its natural gas gathering system to the Williams Companies in 1995, PNM retained the environmental liability associated with

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unlined earthen pits scattered across the system in the San Juan Basin of northern New Mexico. These pits have received produced fluids from natural gas production activities at the gas well head. Produced fluids consist of water with small amounts of hydrocarbons. PNM has determined that some of its former dehydrator, separator or drip pits require remediation. The pit sites are located in the San Juan basin in northwest New Mexico generally within a 90 mile radius of Bloomfield, New Mexico. There are approximately 260 pits sites requiring remediation. Remediation will be accomplished by:

-excavation of contaminated soil within the pit;
-backfilling with clean native fill or remediated soils; and/or
-on site landfarming of contaminated soil and/or transportation of contaminated soil to a commercial landfarm.

II.  Schedule

     The remediation effort will occur during 1999 and consist of whatever number of pit sites the Contractor can excavate and remediate within the year, as assigned by PNM through individual Task Authorizations (ITA).

III.  Remediation Procedure

    The following procedure will be performed at each pit site that is determined to require remediation. The Contractor will excavate contaminated soil from earthen pits associated with former Gas Company of New Mexico equipment such as dehydrators, separators and drips. The contractor will spread the soil on the well pad or transport the soil to an Oil Conservation Division approved landfarm or to another area for on-site landfarming per PNM's Field Coordinator. In the performance of this Work, the Contractor:

     a) will provide the company's general Health & Safety (H&S) Plan and/or policies which address all activities as detailed in this scope of work. The H&S Plan and/or policies will be prepared in accordance with the Occupational Safety and Health Administration's (OSHA) hazardous waste site safety standards found in 29 CFR 1910.120. The plan will be submitted as part of the Contractor's bid package. Constituents of concern are benzene, toluene, ethylbenzene, and xylenes (BTEX) in soil and groundwater. There is also the potential for hydrogen sulfide (H2S) gas at some of the gas wellhead locations. The H&S Plan will include the company's internal personnel monitoring program. In addition, the plan will provide for safety briefings, as needed, to ensure field activities are conducted property. Documentation of those briefings will be required as part of the H&S Plan.

     b) will furnish documentation (as part of their bid) on their internal medical monitoring program (29 CFR Par 1910.134[b][101]) and 40-Hr Hazardous Worker Training certification for all personnel proposed to conduct on-site work. Certification documentation will also be submitted in the Contractor's bid package on respirator fit testing (including full face respirator) for such persons scheduled to be on-site, including operators, truck drivers and field foreman. The Contractor will be responsible for supplying personnel protective equipment and clothing to their site workers for Level C Protection (as required by federal regulation in the OSHA standards in 29 CFR Part 1910 Subparts I and Z), including respirators (full face with organic vapor cartridge), coveralls, gloves, hard-hats, and steel-toed boots.

     The Contractor will provide documentation in the Contractor's bid of First Aid/CPR training certification of all personnel proposed to conduct work on site. The Contractor will also provide documentation in the Contractor's

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bid of their internal drug and alcohol testing program. The Contractor should be aware that PNM requires that contractors will be subject to testing to determine the presence of unacceptable levels of illegal drugs, alcohol or inappropriately used legal drugs within their bodies while performing PNM business.

     The PNM Field Coordinator will serve as the on-site health and safety officer. The Coordinator will furnish Photoionization Detectors (PIDs) in order to monitor the presence of organic vapors. The Contractors's site workers will have knowledge of how this equipment works and will have responsibility for taking appropriate actions should a health-or life-threatening situation occur.

     NOTE: A remote possibility exists that mercury may be present in soils at some of the pit sites, typically in areas (beneath the meter house and along the meter run) which will not be remediated under this Scope of Work. However, the Contractor must be aware of this potential concern. The contractor should note any silver-appearing liquid in soil and immediately notify the PNM Field Coordinator if visual observations indicate the possible presence of mercury.

     c) will follow OSHA standard Subpart O (motor vehicles and mechanized equipment) 1926.600 Equipment, 1926.601 Motor vehicles, and 1926.602 Material handling equipment.

     d) will follow OSHA standard Subpart P (excavations) 1926.650 Scope, application, and definitions applicable to this subpart, 1926.651 Specific Excavation Requirements and 1926.652 Requirements for protective systems.

     e) will follow OSHA standard Subpart G (with respect to traffic control) 1926.200 Accident prevention signs and tags, 1926.201 Signaling, 1926.202 Barricades, and 1926.203 Definitions applicable to this subpart for the purposes of traffic control. The Contractor will provide any signage, barricades, signals or flag personnel to maintain traffic control on or adjacent to a highway or street and/or where appropriate.

     f) will, using the proper equipment, excavate the contaminated soil from the earthen pit to a width and depth determined by the PNM Field Coordinator.

     g) will not during the prosecution of the Work, operate its equipment or excavate off of the well pad unless the proper authorization is obtained and approval is granted by the PNM Field Coordinator.

     h) will prepare any on-site landfarm (if PNM Field Coordinator indicates that the soil can be landfarmed on the well pad). Basic requirements will be to spread the soil in six to 12 inch lifts on a location designated by the Field Coordinator. The landfarm will be bermed and storm water runoff controls implemented as directed by the Field Coordinator.

     i) will fence any open excavation at the end of a day's work and/or until the backfilling is completed.

     j) will, using the proper equipment, load clean backfill from a site approved by the PNM Field Coordinator.

     k) will, after the pit is considered remediated by the PNM Field Coordinator, backfill the pit with either clean virgin fill dirt or remediated soil as a determined suitable by PNM. PNM will work with the BLM and landowners to locate clean virgin fill within the area.

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     l)  will leave the location smooth and cleaned of all debris. In most instances, metal fencing material and piping will be left on location in neat order as instructed by the PNM Field Coordinator.

     m) will make all calls necessary, including One Call but not limited to One Call, prior to commencing the Work in order to locate all underground gas lines and utilities.

IV. Quality Assurance

     The PNM Field Coordinator will perform an in-depth inspection of the pit excavation to determine if additional soil removal is required. If necessary, the Coordinator will instruct the Contractor to conduct additional soil excavation. After the excavation is completed, the Coordinator will collect soil sample(s) for field and laboratory analysis. The Coordinator will determine when the pit excavation is complete. In addition, the Coordinator will conduct an on site inspection of the remediated pit, spoil piles, any on site landfarms and general site conditions. The Coordinator will direct the Contractor to conduct the necessary work to ensure that PNM specifications on all aspects of the remediation operation are met.

V.  Soil Analysis

     PNM will make direct arrangements with a laboratory to provide analysis of soil to determine the contaminants present and the levels of contaminants. The Contractor will not include any costs for sampling or analysis in its bid nor change PNM any cost of analysis. PNM will provide or cause to be provided all containers and forms required to handle samples, including sample containers, sample chain of custody forms and request for analysis forms.
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                                Addendum No. 1
                              Invitation to Bid
                               Pit Remediation
                    Public Service Company of New Mexico
                                Gas Services
                          Albuquerque, New Mexico
                                    03/09/99

1. Attachment B. Example Consultant/Contractor Invoice may be used as Bid From guideline (since no formal bid form was included in the original invitation to bid). The bid should include a rate sheet, however, PNM will consider alternative forms of bidding (i.e. price per pit).

2. Suggested equipment to perform pit remediation includes (but should not be limited to): trackhoe with 18' reach, trackhoe with 20' reach, bulldozer, 3 yd. front end loader, 4 yd. front end loader, end dump trucks and belly dump trucks (various sizes), tractor/disc, blade, vehicles, and low boy trailer.

3. PNM is considering using two front end crews to perform excavations and one to two backend crews to manage landfarms and the backfilling operation. The prospective contractor may include other equipment and costs that are appropriate to this type of work.

4. In lieu of 40-Hour OSHA Health and Safety (H&S) training certificates and First Aid/CPR training certificates, PNM will accept in the bid submittal a list of duly trained individuals. This list must be signed by an officer of the company. PNM reserves the right to request such certificates at any time after the project has been awarded. PNM recognizes that new personnel may be hired by the contractor after the bid is awarded and that not all employees may have the necessary 40-Hour OSHA H&S training. Proof to PNM of such training will be required prior to any contractor personnel conducting work on location for PNM. Prospective contractors should note that all health and safety training for on site contractor personnel will be at the expense of the contractor and should not be included as a cost in the bid submittal.

5. PNM will provide photoionization detectors on site. PNM may agree to some cost sharing of other health and safety equipment (i.e. H2S monitors, escape packs). In the bid submittal and as part of the contractor's H&S plan and/or policies, the contractor will suggest other H&S equipment that is applicable to the scope of work and include appropriate costs.

6. The contractor may be required to move equipment on location, including, but not limited to, the dehydrator unit. The contractor will furnish the appropriate equipment to perform such moves.

7. If an excavation is greater than 20 feet, PNM will furnish a professional engineer to conduct a review of the excavation.

8. The awarded contractor(s) will name the Williams Companies as an additional insured party.

9. The awarded contractor(s) will be required to complete a Williams Companies Contractor Safety Form prior to conducting work on site for PNM.